EXHIBIT 10.34

SIXTH AMENDMENT
TO THE
WESBANCO, INC. KSOP
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014)

WHEREAS, WesBanco, Inc. (the “Company”) maintains the WesBanco, Inc. KSOP, as amended and restated effective January 1, 2014 (the “Plan”); and

WHEREAS, Section 12.6 of the Plan reserves to the Company the right to amend the Plan at any time; and

WHEREAS, the Company has amended the Plan from time to time; and

WHEREAS, the Company has decided to amend the Plan further to modify the Plan’s hardship distribution provisions;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective as of January 1, 2020, the eighth paragraph of Section 4.1 (regarding a six‑month contribution suspension period following any hardship distribution) is deleted.
2.	Section 8.2 is amended in its entirety, effective as of January 1, 2020 (except as otherwise specified therein), to read as follows:

Section 8.2.  Hardship Distributions.  In case of hardship, a Participant may apply to the Committee for a distribution of all or any portion of his entire vested account balance, other than his Employer Discretionary Contribution Account, in the following order (as may be applicable):  (i) Employee Rollover Contribution Account, (ii) Employee after‑tax contributions account; (iii) Employee Deferral Account, (iv) Employer Matching Contribution Account, and (v) Qualified Matching Contribution Account, if any, including any corresponding sub‑accounts under the Plan that are attributable to similar amounts transferred from other plans.

A hardship distribution will be approved only if the Committee reasonably determines that all of the following requirements are satisfied:

(a)The distribution is for any of the following needs:

(1)Expenses for (or necessary to obtain) medical care that would be deductible by the Participant under Code Section 213(d), determined without regard to the limitations in Code Section 213(a) (relating to the applicable percentage of adjusted gross income and the recipients of the medical care), for any medical care

(2)recipient who is listed in Code Section 213(a) or, if not so listed, is a Primary Beneficiary (as defined below);

(3)Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(4)Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, for the Participant’s spouse, child, or dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), or for a Primary Beneficiary (as defined below);

(5)Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence;

(6)Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child, or dependent (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)) or for a deceased Primary Beneficiary (as defined below);

(7)Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (which, effective as of January 1, 2018, shall be determined without regard to Code Section 165(h) and whether the loss exceeds 10% of adjusted gross income); or

(8)Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100–707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.

(b)The distribution is not in excess of the amount required to satisfy the applicable need described in paragraph (a) above.  The amount of such need may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

(c)The Participant has obtained all other currently available distributions (including distribution of ESOP dividends under Code Section 404(k) but not hardship distributions) under the Plan and all other deferred compensation plans (either qualified under the Code or nonqualified) maintained by the Employer or any Related Employer.

(d)The Participant represents (in writing or by using an electronic medium, as defined in Treas. Re. Section 1.401(a)-21(e)(3), approved by the Plan Administrator) that he has insufficient cash or other liquid assets reasonably available to satisfy the need.  The Plan Administrator may rely on such representation unless the Plan Administrator has actual knowledge to the contrary.

(e)Any Participant receiving a hardship distribution prior to January 1, 2020, shall be prohibited from making any contributions to the Plan for a period beginning on the distribution date and ending on (and including) the earlier of (1) the date that is six months after receipt of such distribution, or (2) December 31, 2019, and similarly shall be prohibited, under the terms of the applicable plan or an otherwise legally enforceable agreement, from making any contributions to all other plans (within the meaning of Treas. Reg. Section 1.401(k)‑1(d)(3)(iv)(F)) maintained by the Employer or Related Employers for such period after receipt of such distribution. Such prohibition shall not apply for any hardship distribution received on or after January 1, 2020.

For purposes of this Section, a “Primary Beneficiary” is an individual who is named as a Beneficiary of the Participant under the Plan and has an unconditional right, upon the death of the Participant, to all or a portion of the Participant’s account balance under the Plan.

The Committee shall apply the provisions of this Section on a uniform and consistent basis to all Participants in similar circumstances and shall make any rules and regulations, prescribe the use of such forms, and exercise any other powers it deems necessary properly to carry out the provision and intent of this Section.  This Section shall be interpreted and administered in accordance with regulations and other official guidance under Code Section 401(k).

IN WITNESS WHEREOF, this Sixth Amendment of the Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company this 24th day of October, 2019.

WesBanco, Inc.

	By:	/s/ Todd F. Clossin
Todd F. Clossin
ATTEST:		President & CEO

/s/ Linda M. Woodfin
Secretary